UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report – October 12, 2010
(Date of earliest event reported)

MACE SECURITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22810	03-0311630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

240 Gibraltar Road, Suite 220, Horsham, Pennsylvania 19044
(Address of principal executive offices) (Zip Code)

(267) 317-4009
(Registrant’s telephone number, including area code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events.

As previously disclosed in the Company's filings under the Securities Exchange Act of 1934, as amended, the Board of Directors of the Company terminated Louis D. Paolino, Jr. as the Chief Executive Officer of the Company on May 20, 2008.  On June 9, 2008, the Company received a Demand for Arbitration from Mr. Paolino in which Mr. Paolino made multiple claims against the Company. On May 4, 2010, the arbitration panel of the American Arbitration Association awarded Mr. Paolino the sum of $4,148,912 in connection with Mr. Paolino’s claims (the “Arbitration Award”). As of the quarter ended March 31, 2010, the Company recorded an accrual of $4,500,000 million for the payment of the Arbitration Award, plus attorneys’ fees and interest. The award consists of $3,851,000, as a severance payment, plus interest, and a payment of $1,000 for a defamation claim made by Mr. Paolino.  The arbitration panel also directed the Company to rescind the cancellation of 1,769,682 stock options which were cancelled by the Company upon Mr. Paolino’s termination. Mr. Paolino was given until July 15, 2010 to exercise the restored stock options.

In June 2010, the Company filed a Motion to Vacate the Arbitration Award in the United States District Court for the Eastern District of Pennsylvania (the "Federal Court") and Mr. Paolino filed a Petition to Confirm the Arbitration Award with the Court of Common Pleas of Philadelphia County, Pennsylvania (the "State Court"). The Federal Court stayed the Company's Motion to Vacate the Arbitration Award pending the disposition by the State Court on Mr. Paolino's Petition to Confirm.  On October 8, 2010 the State Court entered an order on the Petition to Confirm the Arbitration Award.  The Company received the State Court order on October 12, 2010.  The State Court order confirmed the arbitration award and entered a judgment of $4,148,912 against the Company.  The State Court also ruled that Mr. Paolino has until December 8, 2010 to exercise 1,769,682 stock options which were cancelled by the Company upon Mr. Paolino's termination.  Any stock options not exercised by Mr. Paolino by December 8, 2010 will expire and be null and void.  The Company is evaluating its response to the State Court order and is considering its options, including appealing the State Court order or paying the judgment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:	October 18, 2010		Mace Security International, Inc.

		By:	/s/ Gregory M. Krzemien
Gregory M. Krzemien
Chief Financial Officer and Treasurer